Exhibit 10.1

FOURTH AMENDED AND RESTATED LOAN AGREEMENT

BUILD-A-BEAR WORKSHOP, INC. (“BABWI”), successor by merger to BUILD-A-BEAR WORKSHOP, LLC, BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC. (“BABWF”), BUILD-A-BEAR ENTERTAINMENT, LLC (“BABE”), BUILD-A-BEAR RETAIL MANAGEMENT, INC. (“BABRM”), jointly and severally (individually and collectively, the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (“Lender”), hereby agree as follows effective as of August 11, 2008 (the “Effective Date”):

WHEREAS, Lender and Build-A-Bear Workshop, LLC entered into a Loan Agreement and related loan and security documents dated as of March 1, 2000 pursuant to which the Lender extended a revolving credit facility to the Borrower;

WHEREAS, Lender, Build-A-Bear Workshop, LLC and BABWI entered into an assumption and amendment agreement dated as of April 3, 2000, whereby BABWI assumed all of the obligations of its predecessor in interest, Build-A-Bear Workshop, LLC;

WHEREAS, Lender and Borrower entered into the First Amended and Restated Loan Agreement and related loan and security documents dated as of June 1, 2001 (the “First Amended Loan Agreement”);

WHEREAS, Lender and Borrower amended and restated the First Amended Loan Agreement by the Second Amended and Restated Loan Agreement dated as of February 13, 2002 (the “Second Amended Loan Agreement”) and Borrower delivered to Lender in connection therewith the First Amended and Restated Revolving Credit Note and the First Amended and Restated Security Agreement;

WHEREAS, Lender and Borrower amended the Second Amended Loan Agreement and related Loan Documents pursuant to the First Amendment to Loan Documents effective as of May 30, 2003 to add additional borrowers to the Loan Documents, to revise certain financial covenants in the Loan Documents, and to add Bear Canada as a guarantor of the obligations under the Loan Documents;

WHEREAS, Lender and Borrower amended the Second Amended Loan Agreement and related Loan Documents pursuant to the Second Amendment to Loan Documents effective as of December 31, 2003 to add an additional borrower to the Loan Documents;

WHEREAS, Lender and Borrower amended the Second Amended Loan Agreement and related Loan Documents pursuant to the Third Amendment to Loan Documents effective as of May 31, 2004 to extend the Maturity Date and to change certain other terms and covenants in the Loan Documents;

WHEREAS, Lender and Borrower amended the Second Amended Loan Agreement and related Loan Documents pursuant to the Fourth Amendment to Loan Documents effective as of September 28, 2004 to correct the name of Bear Canada;

WHEREAS, Lender and Borrower amended and restated the Second Amended Loan

Agreement by the Third Amended and Restated Loan Agreement dated as of May 31, 2005 (the “Third Amended Loan Agreement”) and Borrower delivered to Lender in connection therewith the Second Amended and Restated Revolving Credit Note and the First Amended and Restated Security Agreement;

WHEREAS, Lender and Borrower amended the Third Amended Loan Agreement and related Loan Documents pursuant to the Fifth Amendment to Loan Documents effective as of June 30, 2006 to add Bear UK as a Borrower and to change certain other terms and covenants in the Loan Documents and Borrower delivered to Lender in connection therewith the Third Amended and Restated Revolving Credit Note (the “Prior Note”);

WHEREAS, Lender and Borrower amended the Third Amended Loan Agreement and related Loan Documents pursuant to the Sixth Amendment to Loan Documents effective as of June 19, 2007 to extend the Maturity Date of the Prior Note;

WHEREAS, Lender and Borrower intend to amend and restate the Third Amended Loan Agreement by this Fourth Amended and Restated Loan Agreement and to simultaneously amend and restate the Prior Note by a Fourth Amended and Restated Revolving Credit Note dated as of the date hereof;

NOW THEREFORE, in consideration of the mutual promises, conditions, and covenants set forth herein, the receipt and/or sufficiency of which is hereby acknowledged, Borrower and Lender agree that the Third Amended Loan Agreement is hereby amended and restated in its entirety as follows (the Third Amended Loan Agreement, as amended and restated by this Fourth Amended and Restated Loan Agreement, being referred to as the “Loan Agreement”):

1.	Definitions. Capitalized terms used herein and not otherwise defined herein will have the meanings given those terms in the second to last section of this Agreement.

2.	Credit Facilities.

2.1	Revolving Credit Loan.

2.1.1	Total Facility. Lender will make available to Borrower a line of credit of up to $40,000,000 during the period from January 1 through June 30 of each calendar year and $50,000,000 during the period from July 1 through December 31 of each calendar year (each, at the applicable point in time, the “Total Facility”), subject to the terms and conditions and made upon the representations and warranties of Borrower set forth in this Agreement. Amounts outstanding under the line of credit from time to time will be referred to as the “Revolving Credit Loan”. The Revolving Credit Loan will be represented by the Fourth Amended and Restated Revolving Credit Note of Borrower dated as of the Effective Date and all amendments, extensions and renewals thereto and restatements and replacements thereof (the “Revolving Credit Note”). The Revolving Credit Loan will bear interest and will be payable in the manner set forth in the Revolving Credit Note, the terms of which are incorporated herein by reference.

2.1.2	Advances. Advances will be made as specified in the Revolving Credit Note.

2.1.3	Extensions. After the initial term of the Revolving Credit Note, Lender in its sole discretion may extend or renew the Total Facility and the Revolving Credit Note by accepting from Borrower one or more new notes, each of which will be deemed to be the Revolving Credit Note under this Agreement. In no event will Lender be under any obligation to extend or renew the Total Facility or the Revolving Credit Note beyond the initial term thereof.

2.1.4	Commitment Fee. Borrower will pay to Lender a commitment fee computed at the rate of 0.125% per annum, on the average daily difference between: (i) the outstanding amount of the Revolving Credit Note plus the outstanding amount of any Letters of Credit, and (ii) the Total Facility, such Commitment Fee to be payable quarterly in arrears on the last day of each June, September, December and March and upon the Maturity Date of the Note and/or the date this Agreement is terminated.

2.2	Additional Costs.

2.2.1	Taxes, Reserve Requirements, etc. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Lender with any guideline, request or directive of any such authority (whether or not having the force of law), will: (a) affect the basis of taxation of payments to Lender of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Lender, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Lender has its principal office), (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, or (c) impose any other condition with respect to this Agreement, any Note executed in connection with this Agreement or any of the Loan Documents, and the result of any of the foregoing is to increase the cost of making, funding or maintaining any such Note or to reduce the amount of any sum receivable by Lender thereon, then Borrower will pay to Lender from time to time, upon request by Lender, additional amounts sufficient to compensate Lender for such increased cost or reduced sum receivable.

2.2.2	Capital Adequacy.

2.2.2.1	If either: (i) the introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation or (ii) compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated, made, or that becomes effective (in whole or in part) after the date hereof affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation directly or indirectly owning or controlling Lender and such introduction, change or compliance has the effect of reducing the rate of return on Lender capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder or under any Note or any commitment to lend thereunder to a level below that which Lender or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account Lender’s policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Lender (in its sole discretion) to be material, then, from time to time, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such reduction; provided, that Borrower shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.2.2.2

If Lender requests additional or increased costs referred to in Section 2.2.2.1, then Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.2.2.1, and (ii) in the reasonable judgment of Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower is liable for such additional or increased costs and agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such designation or assignment.

2.2.3	Certificate of Lender. A certificate of Lender setting forth such amount or amounts as will be necessary to compensate Lender as specified above will be delivered to Borrower and will be conclusive absent manifest error. Subject to the provisions of Section 2.2.2.1, Borrower will pay Lender the amount shown as due on any such certificate within 20 Business Days after its receipt of the same. Failure on the part of Lender to deliver any such certificate will not constitute a waiver of Lender’s rights to demand compensation for any particular period or any future period. The protection of this Section will be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation, etc., that results in the claim for compensation under this Section; provided, that upon the final determination of the invalidity or inapplicability of the law, regulation, etc., that results in the claim for compensation under this Section, all amounts previously paid to Lender arising from such claim that is subsequently invalidated or determined to be inapplicable shall be refunded to Borrower within 20 Business Days after written request by Borrower for such refund made following such final determination.

3.	Collateral. The Collateral for the repayment of the Obligations shall be that granted pursuant to the Loan Documents. Upon the Effective Date, Borrower shall execute and deliver to Lender additional Loan Documents in order to grant liens and security interests in and upon the assets of Borrower.

4.	Representations and Warranties. To induce Lender to enter into this Agreement and to make the advances herein contemplated, Borrower hereby represents and warrants as follows as to Borrower, Guarantor, and any Subsidiary, as applicable:

4.1	Organization. Borrower, Guarantor and each Subsidiary’s state of organization or incorporation, as applicable, is set forth on the Disclosure Schedule. Each is duly organized and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the state of its formation, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets, except where the failure to so qualify would not have a material adverse effect on its condition and has the power and authority to own and operate its assets and to conduct its business as is now done.

4.2	Latest Financials. Its Current Financial Statements as delivered to Lender are true, complete and accurate in all material respects and fairly present its financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of its operations for the periods specified therein. The annual financial statements of all business entities included in the Current Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with preceding periods subject to any comments and notes contained therein.

4.3	Recent Adverse Changes. Except as specifically disclosed in the Disclosure Schedule, since the dates of its Current Financial Statements, neither Borrower, Guarantor nor any Subsidiary has suffered any damage, destruction or loss which has materially and adversely affected its business or assets and no event or condition of any character has occurred which has materially and adversely affected its assets, liabilities, business or financial condition, and neither Borrower, Guarantor nor any Subsidiary has knowledge of any event or condition which may materially and adversely affect its assets, liabilities, business or financial condition.

4.4	Recent Actions. Except as disclosed in the Disclosure Schedule, since the dates of its Current Financial Statements, its business has been conducted in the ordinary course and Borrower, Guarantor and each Subsidiary have not: (a) incurred any obligations or liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities incurred and obligations under contracts entered into in the ordinary course of business and other than liabilities to Lender; (b) discharged or satisfied any lien or encumbrance or paid any obligations, absolute or contingent, other than current liabilities, in the ordinary course of business; (c) mortgaged, pledged or subjected to lien or any other encumbrance any of its assets, tangible or intangible, or cancelled any debts or claims except in the ordinary course of business; or (d) made any loans or otherwise conducted its business other than in the ordinary course.

4.5	Title. Borrower, Guarantor and each Subsidiary have good and marketable title to the assets reflected on the Current Financial Statements, free and clear from all liens and encumbrances except for: (a) current taxes and assessments not yet due and payable, (b) liens and encumbrances, if any, reflected or noted on said balance sheet or notes, (c) any security interests, pledges or mortgages to Lender in connection with the closing of this Agreement, (d) assets disposed of in the ordinary course of business, and (e) Permitted Liens.

4.6	Litigation, etc. Except as disclosed on the Disclosure Schedule, as of the date hereof, there are no actions, suits, proceedings or governmental investigations pending or, to its knowledge, threatened against Borrower, Guarantor or any Subsidiary which, if adversely determined, could result in a material and adverse change in its financial condition, business or assets; and there is no basis known to Borrower, Guarantor or any Subsidiary for any such actions, suits, proceedings or investigations.

4.7	Taxes. Except as to taxes not yet due and payable, Borrower, Guarantor and each Subsidiary has filed all material returns and reports of which to the best of the knowledge of each, are now required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property, including unemployment, social security and similar taxes; and all of such taxes have been either paid or adequate reserve or other provision has been made therefor. Each has timely filed the payments of every tax and tax return with the appropriate governmental authorities, and has never incurred a penalty for failure to file or to file in a timely manner. If Borrower, Guarantor or any Subsidiary has currently filed an extension for the payment of taxes, it has accrued sufficient funds for the payment of such tax in accordance with generally accepted accounting principles.

4.8	Authority. Borrower, Guarantor and each Subsidiary has full power and authority to enter into the transactions provided for in this Agreement. The documents to be executed by Borrower, Guarantor and each Subsidiary in connection with this Agreement, when executed and delivered will constitute the legal, valid and binding obligations of each of them enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally and except as such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity).

4.9	Other Defaults. There does not now exist any default or violation by Borrower, Guarantor or any Subsidiary of or under any of the terms, conditions or obligations of: (a) as to corporate entities only, its Articles or Certificate of Incorporation and Regulations or Bylaws, as applicable, or as to limited liability companies only, its Articles of Organization and Operating Agreement; (b) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other material instrument to which it is a party or by which it is bound; or (c) any material law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law or by any governmental authority, court or agency; and the transactions contemplated by this Agreement and the Loan Documents will not result in any such default or violation.

4.10	Stock of Borrower. Except as listed on the Disclosure Schedule, Borrower, Guarantor and each Subsidiary have no outstanding options, warrants or contracts to issue additional securities of any kind.

4.11	Stock. Except as listed on the Disclosure Schedule, Borrower, Guarantor and each Subsidiary do not own more than one percent (1%) of the issued and outstanding capital stock or other ownership interests of any Person.

4.12	Subsidiaries, Partnerships and Joint Ventures. Except as listed on the Disclosure Schedule, Borrower, Guarantor and each Subsidiary have no Subsidiaries and are not parties to any partnership agreement or joint venture agreement.

4.13	Licenses, etc. Borrower, Guarantor and each Subsidiary have obtained any and all material licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business. It possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity.

4.14	Sufficient Capital. Borrower, Guarantor and each Subsidiary now have capital sufficient to carry on its business, all business and transactions in which it is about to engage, and is now solvent and able to pay its debts as they mature.

4.15	Name, Places of Business and Location of Assets. Except as otherwise disclosed by prior written notice to Lender, the address of its principal place of business and every other place from which Borrower, Guarantor and each Subsidiary have conduct business is as specified in the Disclosure Schedule. Except as otherwise disclosed by prior written notice to Lender, the assets of Borrower, Guarantor, and each Subsidiary, and all books and records pertaining thereto are and will be located at the addresses indicated on the Disclosure Schedule. In the five years preceding the date hereof, Borrower, Guarantor and each Subsidiary have not conducted business under any name other than its current name nor maintained any place of business or any assets in any jurisdiction other than those disclosed on the Disclosure Schedule.

4.16	ERISA. Borrower and each of its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. Neither Borrower nor any ERISA Affiliate maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to any Plan or Multiemployer Plan.

4.17	Regulation U. No part of the proceeds of any Loans will be used to purchase or carry any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System).

4.18	Closing Memo. The information contained in each of the documents prepared by Borrower, Guarantor and each Subsidiary, executed by it or provided by a third party at the request of it listed on the Closing Memo to be executed or delivered by it or relating to it is complete and correct in all material respects.

4.19	Environmental Matters.

4.19.1

Borrower and the activities or operations on any of the real estate that Borrower owns or occupies (the “Property”) are in compliance in all material respects with all applicable federal, state and local, statutes, laws, regulations, ordinances, policies and orders relating to regulation of the environment, health or safety, or contamination or cleanup of the environment (collectively “Environmental Laws”).

4.19.2	Borrower has obtained all approvals, permits, licenses, certificates, or clearances from all governmental authorities required under Environmental Laws with respect to the Property and any material activities or operations at the Property.

4.19.3	To the best of Borrower’s knowledge, there have not been and are not now Hazardous Wastes in, on, under or about the Property. The use which Borrower makes and intends to make of the Property will not result in the deposit or other release of any Hazardous Wastes on, to or from the Property.

4.19.4	To the best of Borrower’s knowledge, there have been no complaints, citations, claims, notices, information requests, orders or directives on environmental grounds or under Environmental Laws (collectively “Environmental Claims”) made or delivered to, pending or served on, or anticipated by Borrower or its agents, or of which Borrower or its agents, are aware or should be aware (i) issued by any governmental department or agency having jurisdiction over the Property or the activities or operations at the Property, or (ii) issued or claimed by any third party relating to the Property or the activities or operations at the Property.

4.19.5	To the best of Borrower’s knowledge, no asbestos-containing materials are installed, used or incorporated into the Property, and no asbestos-containing materials have been disposed of on the Property.

4.19.6	To the best of Borrower’s knowledge, no polychlorinated biphenyls (“PCBs”) are located at, on or in the Property in the form of electrical equipment or devices, including, but not limited to, transformers, capacitors, fluorescent light fixtures with ballasts, cooling oils or any other device or form.

4.19.7	To the best of Borrower’s knowledge, there have not been and are not now any underground storage tanks located within or about the Property.

4.19.8	The Property does not contain any wetlands as that term is defined by relevant governmental agencies under Environmental Laws and, to the best of Borrower’s knowledge, there has been no filling of wetlands on the Property in violation of Environmental Laws.

4.19.9	Borrower has provided Lender with copies of all environmental reports, audits and studies known to Borrower and accessible to Borrower, whether in Borrower’s possession or otherwise, regarding the Property.

4.20	Labor Matters. There are no material strikes or other material labor disputes against Borrower, Guarantor or any Subsidiary pending or, to its knowledge, threatened. The hours worked and payment made to its employees in all material respects have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from it, or for which any claim may be made against it, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on its books. The consummation of the transactions contemplated herein will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

5.	Affirmative Covenants. From the date of execution of this Agreement until all Obligations to Lender have been fully paid and this Agreement terminated, Borrower will and will cause Guarantor and each Subsidiary to:

5.1	Books, Records and Access. Maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions and, upon reasonable advance notice, give representatives of Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as Lender may from time to time reasonably request. Borrower, upon reasonable advance notice, will give Lender reasonable access to its properties for the purposes of examining their assets and verifying their existence. Borrower will make available to Lender for examination copies of any reports, statements or returns which Borrower may make to or file with any governmental department, bureau or agency, federal or state, and will furnish to Lender copies of any reports, statements, or returns and exhibits thereto that Borrower may make to or file with the Securities Exchange Commission; provided, that Borrower shall be deemed to have delivered the foregoing to Lender if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to Lender without charge, or has been made available on Borrower’s website www.buildabear.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to Lender on one of such web pages. In addition, Borrower will be available to Lender, or cause its officers or general partners, as applicable, to be available from time to time upon reasonable notice to discuss the status of the Loans, its business and any statements, records or documents furnished or made available to Lender in connection with this Agreement.

5.2	Quarterly Statements. Furnish Lender within 45 days after the end of each fiscal quarter internally prepared financial statements of Borrower with respect to such fiscal quarter, which financial statements will: (a) be in reasonable detail and in form reasonably satisfactory to Lender, (b) be accompanied by a Compliance Certificate, (c) include a balance sheet as of the end of such period, profit and loss and surplus statements for such period and a statement of cash flows for such period, (d) include prior year comparisons and (e) be on a consolidating and consolidated basis for Borrower and its Subsidiaries and for any entity in which Borrower’s financial information is consolidated in accordance with generally accepted accounting principles; provided, that Borrower shall be deemed to have delivered the foregoing to Lender if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to Lender without charge, or has been made available on Borrower’s website www.buildabear.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to Lender on one of such web pages.

5.3	Annual Statements. Furnish Lender within 120 days after the end of each fiscal year of Borrower annual audited financial statements which will: (a) include a balance sheet as of the end of such year, profit and loss and surplus statements and a statement of cash flows for such year; (b) be on a consolidated basis with Borrower, its Subsidiaries, if any, and any entity into which Borrower’s financial information is consolidated in accordance with generally accepted accounting principles; (c) be accompanied by a Compliance Certificate, and (d) contain the unqualified opinion of a national independent certified public accountant and its examination will have been made in accordance with generally accepted auditing standards and such opinion will identify any generally accepted accounting principles not consistently applied from year to year, to the extent such inconsistency is material to the financing statements; provided, that Borrower shall be deemed to have delivered the foregoing to Lender if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to Lender without charge, or has been made available on Borrower’s website www.buildabear.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to Lender on one of such web pages.

5.4	Auditor’s Letters, Etc. Furnish any letter, other than routine correspondence, directed to Borrower by its auditors or independent accountants, relating to its financial statements, accounting procedures, financial condition, tax returns or the like since the date of the Current Financial Statements to Lender.

5.5

Taxes. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves or made other adequate provision with respect thereto, but any such disputed item will be paid forthwith upon the commencement of any proceeding for the foreclosure of any lien which may have attached with respect thereto, unless Lender has received an opinion in form and substance and from legal counsel acceptable to Lender that such proceeding is without merit.

5.6	Operations. Continue its business operations in substantially the same manner as at present, except where such operations are rendered impossible by a fire, strike or other events beyond its control; keep its real and personal properties in good operating condition and repair; make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and comply with the provisions of all leases to which Borrower is party or under which Borrower occupies or holds real or personal property so as to prevent any loss or forfeiture thereof or thereunder.

5.7	Insurance. Comply with the insurance requirements of the Loan Documents. In addition to the foregoing, keep its insurable real and personal property insured with responsible insurance companies against loss or damage by fire, windstorm and other hazards which are commonly insured against in an extended coverage endorsement in an amount equal to not less than 90% of the insurable value thereof on a replacement cost basis and also maintain public liability insurance in a reasonable amount. In addition, the parties delivering to Lender insurance certificates as listed on the Closing Memo will maintain extended liability insurance and property insurance of at least the amounts and coverages listed on such certificates delivered in connection with the Closing and in a form and with companies reasonably satisfactory to Lender. Notwithstanding the foregoing, such property insurance will at all times be in an amount so that such party will not be deemed a “co-insurer” under any co-insurance provisions of such policies. All such insurance policies will name Lender as an additional insured and, where applicable, as lender’s loss payee under a loss payable endorsement satisfactory to Lender. All such policies will provide that thirty (30) days prior written notice must be given to Lender before such policy is altered or cancelled. Schedules of all insurance will be submitted to Lender upon request. Such schedules will contain a description of the risks covered, the amounts of insurance carried on each risk, the name of the insurer and the cost of such insurance. Borrower will provide new schedules to Lender promptly to reflect any change in insurance coverage.

5.8	Compliance with Laws. Comply with all material laws and regulations applicable to Borrower and to the operation of its business, including without limitation those relating to environmental and health matters, and do all things necessary to maintain, renew and keep in full force and effect all rights, permits, licenses, certificates, satisfactory clearances and franchises necessary to enable Borrower to continue its business.

5.9	Environmental Violations.

5.9.1	In the event that any hazardous or toxic substances, pollutants, contaminants, solid waste or hazardous waste, or petroleum are released (as that term is defined under Environmental Laws) at or from the Property, or are otherwise found to be in, on, under, about or migrating to or from the Property in violation of Environmental Laws or in excess of cleanup levels established under Environmental Laws, promptly will notify Lender in writing and will promptly commence such action as may be appropriate or required under such Environmental Laws or as specified in the Hazardous Substance Indemnity Agreement.

5.9.2	In the event Borrower receives notice of an Environmental Claim from any governmental agency or other third party alleging a violation of or liability under Environmental Laws with respect to the Property or Borrower’s activities or operations at the Property, promptly notify Lender in writing and will commence such action as may be appropriate or required under such Environmental Laws or as specified in the Hazardous Substance Indemnity Agreement.

5.10	Environmental Audit and Other Environmental Information. Provide copies of all environmental reports, audits, and studies obtained by Borrower from work conducted by Borrower or any other person or entity on the Property or property adjacent thereto as soon as such reports, audits and studies become available to it. If the submissions are considered inadequate or insufficient in order for Lender to adequately consider the environmental condition of the Property or the status of Borrower’s environmental compliance or if the submissions are in error, then Lender may require Borrower, at Borrower’s sole expense, to engage an independent engineering or consulting firm acceptable to Lender to conduct a complete environmental report, study, or audit in as timely as fashion as is reasonably possible. In addition, Borrower will provide Lender with information related to remedial action at its Property or adjacent to its Property as soon as such information becomes available to it.

5.11	Business Names and Locations. Promptly notify Lender of any change in the name under which Borrower conducts its business. Within 120 days after the end of each fiscal year and from time to time as Lender may reasonably request, notify Lender of: (a) any change in the location of any warehouse or storage facility used to store assets of the Borrower, Guarantor or each Subsidiary or Borrower’s, Guarantor’s or each Subsidiary’s principal place of business during such fiscal year; and (b) the opening or closing of any place from which Borrower, Guarantor and each Subsidiary conducts business during such fiscal year.

5.12	Accounts. So long as any of the Loans are in effect, maintain Lender as Borrower’s, Guarantor’s or each Subsidiary’s primary bank of account and each will maintain all operating accounts and all store accounts (in areas where a branch location of Lender or any of Lender’s Affiliates is accessible to them) with Lender or any of Lender’s Affiliates.

5.13	ERISA Compliance. Comply in all material respects with the applicable provisions of ERISA and furnish to Lender: (i) as soon as possible, and in any event within 30 days after any officer of Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event for which the thirty (30) day notice requirement has not been waived pursuant to Section 4043 of ERISA and the regulations promulgated thereunder has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of Borrower to the PBGC in an aggregate amount exceeding $25,000, a statement of a financial officer setting forth details as to such Reportable Event and the action that Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of its financial officer setting forth details as to such failure and the action that Borrower proposes to take with respect thereto together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in an amount exceeding $25,000, or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, and which, in each case, is expected to result in an increase in annual contributions of Borrower or an ERISA Affiliate to such Multiemployer Plan in an amount exceeding $25,000.

5.14	Notice of Default. Notify Lender in writing within five days after Borrower knows or has reason to know of the occurrence of an Event of Default.

5.15	Sale and Leaseback. Except to the extent related to Indebtedness permitted by Section 6.1, not directly or indirectly enter into any arrangement to sell or transfer all or any part of its assets then owned by Borrower and thereupon or within one year thereafter rent or lease any of the assets so sold or transferred.

5.16	Line of Business. Not enter into any lines or areas of business substantially different from the business or activities in which Borrower is presently engaged.

5.17	Business Opportunities. Not divert (or permit anyone to divert) any of its business or material opportunities to any other corporate or business entity in which Borrower or its Affiliates may hold a direct or indirect interest.

5.18	Waivers. Not waive any right or rights of substantial value which, singly or in the aggregate, is or are material to its condition (financial or other), properties or business.

5.19	Landlord Liens. Borrower shall use commercially reasonable efforts to obtain subordination agreements from all U.S. landlords with consensual liens in form reasonably acceptable to Lender within 90 days following the Effective Date.

6.	Negative Covenants. From the date of execution of this Agreement until all of the Obligations have been fully paid, neither Borrower, Guarantor nor any Subsidiary will:

6.1	Debt. Incur any Indebtedness other than: (a) the Loans and any subsequent Indebtedness to Lender; (b) open account obligations incurred in the ordinary course of business having maturities of less than 150 days; (c) lease payments for real property; (d) lease and rental payments for personal property whose aggregate annual rental payments do not exceed $100,000 during any calendar year for Borrower on a consolidated basis; and (e) Indebtedness secured by Permitted Liens.

6.2	Liens. (a) Incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens; or (b) agree with any other Person not to incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens.

6.3	Guarantees. Except as disclosed on the Disclosure Schedule or as permitted by Section 6.9(ii), guarantee, endorse or become contingently liable for the obligations of any Person, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

6.4	Minimum Tangible Net Worth. Permit the Tangible Net Worth of Borrower on a consolidated basis to be less than $93,000,000 at any time. Such amount shall be increased by the amount of all equity contributions made to the Borrower on a consolidated basis from time to time and shall be reduced by the amount of dividends, share repurchases, or any other return of capital contributions permitted under this Agreement; provided however, that such reductions shall not cause the Tangible Net Worth of Borrower on a consolidated basis to be less than $93,000,000 at any time.

6.5	Funded Debt Ratio. Permit the ratio of: (i) Funded Debt to (ii) EBTIDA calculated on a rolling historical 12-month basis, all for Borrower on a consolidated basis to be greater than 1.50 to 1.00 as of the end of each fiscal quarter.

6.6	Fixed Charge Coverage Ratio. Permit the ratio of: (i) sum of net income, plus depreciation, plus amortization, plus interest expense, plus income taxes, plus operating lease payments, minus the amount of cash actually expended for taxes and dividends, minus an amount for maintenance capital expenditures equal to $5,000,000, all for the four most recent fiscal quarters to (ii) sum of scheduled principal payments on Indebtedness including capitalized lease payments, plus the amount of cash actually expended for interest and operating lease payments, all for Borrower on a consolidated basis for the same four fiscal quarters, to be less than 1.30 to 1.00 as of the end of each fiscal quarter on a historical rolling four quarters basis.

6.7	Dividends. Declare or pay any dividends of any kind other than dividends payable solely in shares of its capital stock (including without limitation debt repayment, payment for goods and services); provided however, that Borrower may do so if such payment would not violate any of the other terms of this Agreement or the Loan Documents and no Event of Default or Default exists or will exist as a result of any such payment.

6.8	Redemptions. Purchase, retire, redeem or otherwise acquire for value, directly or indirectly, any shares of its capital stock now or hereafter outstanding; provided however, that Borrower may do so if such purchase, retirement, redemption or acquisition would not violate any of the other terms of this Agreement or the Loan Documents and no Event of Default or Default exists or will exist as a result of any such purchase, retirement, redemption or acquisition.

6.9	Investments. Except as disclosed on the Disclosure Schedule, and subject to Section 5.12, purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make any investment or acquire any interest whatsoever in, any other Person, other than (i) Cash Equivalents and (ii) Investments in an amount not to exceed $3,000,000 outstanding at any time for Borrower on a consolidated basis, provided that such Investments shall not violate any of the other terms of this Agreement or the Loan Documents and no Event of Default or Default exists at the time of the making of any such Investments or will exist as a result of such Investments.

6.10	Merger, Acquisition or Sale of Assets. Except as disclosed on the Disclosure Schedule or as permitted by Sections 6.9(ii) or 6.12(ii) – (iv), merge or consolidate with or into any other entity or acquire all or substantially all the assets of any Person or sell, lease or otherwise dispose of any of its assets except for dispositions in the ordinary course of business. Store closings from time to time (not in excess of ten percent of stores for Borrower on a consolidated basis during any 12-month period) are considered in the ordinary course of business.

6.11	Advances and Loans. Except as disclosed on the Disclosure Schedule or as permitted by Section 6.9(ii), lend money, give credit or make advances (other than ordinary, reasonable advances not to exceed $100,000 in the aggregate for Borrower on a consolidated basis at any time) to any Person, including, without limitation, Affiliates; provided however, that (i) each Borrower may make advances and loans to any other Borrower, (ii) each Subsidiary may make advances and loans to any Borrower, and (iii) any Borrower may make advances and loans to any non-Borrower Subsidiary so long as new advances and loans made following the Effective Date do not exceed $10,000,000 outstanding in the aggregate at any time.

6.12	Subsidiaries. Except as disclosed on the Disclosure Schedule or as permitted by Section 6.9(ii), acquire any Subsidiaries, create any Subsidiaries or enter into any partnership or joint venture agreements; provided, however that so long as no Default or Event of Default has occurred and is continuing or will exist as a result, (i) Borrower may create wholly-owned Domestic Subsidiaries so long as each newly created wholly-owned Domestic Subsidiary becomes a Borrower or Subsidiary Guarantor and pledges its assets as collateral for the Obligations pursuant to such documentation as Lender may reasonably require; (ii) any Person (other than Borrower) may merge into a Subsidiary Guarantor where such Subsidiary Guarantor is the survivor thereof, (iii) any Subsidiary may merge into any other Subsidiary Guarantor; (v) Borrower may sell or transfer assets to any Subsidiary Guarantor with the prior written consent of Lender, such consent not to be unreasonably withheld; and (iv) any Subsidiary may sell or transfer assets to Borrower or any Subsidiary Guarantor.

6.13	Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate that is not a Borrower unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of its business, and is on reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with a non-Affiliate.

6.14	Post Closing Matters. Fail to deliver to Lender in form and substance satisfactory to Lender the documents, if any, noted as post closing items on the Closing Memo on or before the date specified in the Closing Memo, including but not limited to, pledges of 66% of the stock in each of Bear UK, Bear Canada, and Bear Ireland.

7.	Events of Default. Upon the occurrence of any of the following events with respect to Borrower, any Guarantor or Subsidiary:

7.1	Non-Payment. The non-payment of any principal amount of any Note when due, whether by acceleration or otherwise, or the nonpayment of any interest upon any Note or any other amount due Lender pursuant to the Loan Documents within 5 days of when the same is due;

7.2	Covenants. The default in the due observance of any covenant or agreement to be kept or performed by it under the terms of this Agreement or any of the Loan Documents and the failure or inability of it to cure such default within 30 days of the occurrence thereof; provided that such 30 day grace period will not apply to: (a) any default which in Lender’s good faith determination is incapable of cure, (b) any default that has previously occurred more than 3 times, (c) any default in any negative covenants, or (d) any failure to maintain insurance or to permit inspection of its assets or of its books and records.

7.3	Representations and Warranties. Any representation or warranty made by it in this Agreement, in any of the Loan Documents or in any report, certificate, opinion, financial statement or other document furnished in connection with the Obligations is false or erroneous in any material respect or any material breach thereof has been committed;

7.4	Obligations. Except as provided in Sections 7.1, 7.2 and 7.3 above, the default by it in the due observance of any covenant, negative covenant or agreement to be kept or performed by it under the terms of any document now or in the future executed in connection with any of the Obligations and the lapse of any applicable cure period provided therein with respect to such default, or, if so defined therein, the occurrence of any Event of Default or Default (as such terms are defined therein);

7.5	Bankruptcy, etc. It: (a) dissolves or is the subject of any dissolution, a winding up or liquidation; (b) makes a general assignment for the benefit of creditors; or (c) files or has filed against it a petition in bankruptcy, for a reorganization or an arrangement, or for a receiver, trustee or similar creditors’ representative for its property or assets or any part thereof, or any other proceeding under any federal or state insolvency law, and if filed against it, the same has not been dismissed or discharged within 60 days thereof;

7.6	Execution, Attachment, Etc. The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against it or against any of its assets, except those liens being diligently contested in good faith which in the aggregate do not exceed $500,000;

7.7	Loss, Theft or Substantial Damage to Assets. The loss, theft or substantial damage to it assets if the result of such occurrence (singly or in the aggregate) is the failure or inability to resume substantially normal operation of its business within 30 days of the date of such occurrence;

7.8

Judgments. Unless in the opinion of Lender it is adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $500,000 against it and the failure by it to discharge the same, or cause it to be discharged, within 10 days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment; the entry of one or more final monetary or non-monetary judgments or order which, singly or in the aggregate, does or could reasonably be expected to: (a) cause a material adverse change in the value of its assets or its condition (financial or otherwise), operations, properties or prospects, (b) have a material adverse effect on its ability to perform its obligations under this Agreement or the Loan Documents, or (c) have a material adverse effect on the rights and remedies of Lender under this Agreement, any Note or any Loan Document;

7.9	Impairment of Security. (a) the validity or effectiveness of any Loan Document or its transfer, grant, pledge, mortgage or assignment by the party executing it in favor of Lender is impaired; (b) any party, other than Lender, to a Loan Document asserts that any Loan Document is not a legal, valid and binding obligation of it enforceable in accordance with its terms; (c) the security interest or lien purporting to be created by any of the Loan Documents ceases to be or is asserted by any party to any Loan Document (other than Lender) not to be a valid, perfected lien subject to no liens other than liens not prohibited by this Agreement or any Loan Document; or (d) any Loan Document is amended, subordinated, terminated or discharged, or any person is released from any of its covenants or obligations except to the extent that Lender expressly consents in writing thereto;

7.10	Other Indebtedness of Lender’s Affiliates. A default with respect to any evidence of Indebtedness by it (other than to Lender pursuant to this Agreement) to any of Lender’s Affiliates, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any material Indebtedness of it for borrowed money (other than to Lender pursuant to this Loan Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period;

7.11	Other Indebtedness. A default with respect to any evidence of Indebtedness in excess of $500,000 by it (other than to Lender or Lender’s Affiliate pursuant to this Agreement), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of it in excess of $500,000 for borrowed money (other than to Lender or Lender’s Affiliate pursuant to this Loan Agreement) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);

7.12	Leases. Any declared material default, that is not cured within any applicable cure period, existing under more than ten (10) real property leases of Borrower on a consolidated basis at any one time;

7.13	Guarantor. The occurrence of any of the foregoing events enumerated in Sections 7.1-7.12 with respect to Guarantor or any Subsidiary or the revocation or termination of or default under any Guarantee or Loan Document related thereto.

then immediately upon the occurrence of any of the events described in Section 7.5 and at the option of the Lender upon the occurrence of any other Event of Default, the Loan, all Notes and all other Obligations immediately will mature and become due and payable without presentment, demand, protest or notice of any kind which are hereby expressly waived. After the occurrence of any Event of Default, Lender is authorized without notice to anyone to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower individually or jointly with another party), Lender or any of Lender’s Affiliates. The rights and remedies of Lender upon the occurrence of any Event of Default will include but not be limited to all rights and remedies provided in the Loan Documents and all rights and remedies provided under applicable law. In furtherance but not in limitation of the foregoing, upon the occurrence of an Event of Default, Lender may refuse to make any further advances under any Note included in the Obligations. Borrower waives any requirement of marshalling of the assets covered by the Loan Documents upon the occurrence of any Event of Default. Upon or during the occurrence of an Event of Default, Lender may request the appointment of a receiver. Such appointment may be made without notice, and without regard to (i) the solvency or insolvency, at the time of application for such receiver, of the person or persons, if any, liable for the payment of the Obligations; and (ii) the value of the assets at such time. Such receiver will have the power to take possession, control and care of the assets and to collect all accounts resulting therefrom. Notwithstanding the appointment of any receiver, trustee, or other custodian, Lender will be entitled to the possession and control of any cash, or other instruments at the time held by, or payable or deliverable under the terms of this Loan Agreement or any Loan Documents to Lender.

8.	Conditions Precedent.

8.1	At Closing. Lender’s obligation to make any of the Loans is conditioned upon the receipt by Lender of all documents in form and substance acceptable to Lender listed on the Closing Memo, except for those specifically listed thereon as post-closing items.

8.2	Additional Advances. Lender’s obligations to make any Loan and/or any advance under any Note on any date in the future (to the extent that there are funds remaining to be disbursed hereunder or under any Note) are subject to the conditions precedent that:

8.2.1	No Defaults. There does not exist any Default or Event of Default.

8.2.2

Accuracy. The representations and warranties contained in this Agreement, the Loan Documents, and in each document listed on the Closing Memo prepared by Borrower, executed by Borrower or provided by a third party at the request of Borrower, and in any document delivered in connection therewith will be true and accurate on and as of such date, except as such warranties and representations may be affected by: (a) this Agreement or transactions contemplated thereby, and (b) events occurring after the Effective Date as to those representations and warranties relating to the Current Financial Statements.

8.2.3	Other Documents. Lender will have received such other documents, instruments, opinions, certificates, or items of information which it may have reasonably required in connection with the transactions provided for in this Agreement.

8.3	Borrowing Representations. Each borrowing by Borrower hereunder will constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions set forth in Section 8.2 have been satisfied.

9.	Closing Expenses. Borrower will pay Lender at closing a reasonable sum for out-of-pocket expenses and Attorneys Fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and the attendant documents and the consummation of the transactions contemplated hereby together with all: (a) recording fees and taxes; (b) survey, appraisal and environmental report charges; and (c) title search and title insurance charges, including any stamp or documentary taxes, charges or similar levies which arise from the payment made hereunder or from the execution, delivery or registration of any Loan Document or this Agreement. If Borrower fails to pay such fees, Lender is entitled to disburse such sums as an advance under any Note.

10.	Post-Closing Expenses. To the extent that Lender incurs any costs or expenses in protecting or enforcing its rights hereunder, in the Collateral, or observing or performing any of the conditions or obligations of Borrower or any Guarantor thereunder, including but not limited to reasonable Attorneys’ Fees in connection with litigation, preparation of amendments or waivers, present or future stamp or documentary taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of any Loan Document or this Agreement, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest at the Default Rate if not paid within fifteen (15) days of becoming due.

11.	Representations and Warranties to Survive. All representations, warranties, covenants, indemnities and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of any Notes.

12.

Environmental Indemnification. Lender will not be deemed to assume any liability or obligation for loss, damage, fines, penalties, claims or duties to clean-up or dispose of wastes or materials on or relating to the Property merely by conducting any inspections of the Property or by obtaining title to the Property by foreclosure, deed in lieu of foreclosure or otherwise. Borrower, including its successors and assigns, agrees to remain fully liable and will indemnify, defend and hold harmless Lender, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns, from and against any claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, liabilities, costs, expenses, clean-up costs, waste disposal costs, litigation costs, fines, penalties, damages and other related liabilities in accordance with the Hazardous Substance Indemnity Agreement. All environmental representations, warranties, covenants, and indemnities will continue indefinitely and may not be cancelled or terminated except by a writing signed by Lender specifically referring to this Section. Notwithstanding anything contained to the contrary in any Note, the Loan Agreement, or other Loan Documents evidencing or securing the Obligations, the provisions of this Section will survive the termination or expiration of the Obligations, the full repayment of the Obligations, or the acquiring of title by Lender or its successors and assigns by foreclosure, deed in lieu of foreclosure or otherwise, and will be fully enforceable against Borrower and its successors and assigns. The provisions of this Section will constitute a separate undertaking by Borrower and will be an inducement to Lender in extending the Loan evidencing the Obligations to Borrower. The provisions of this Section will not be subject to any anti-deficiency or similar laws.

13.	Definitions. For purposes hereof:

13.1	Each accounting term not defined or modified herein will have the meaning given to it under generally accepted accounting principles in effect on the Effective Date.

13.2	“Affiliate” will mean any Person under common control or having similar equity holders owning at least ten percent (10%) thereof, whether such common control is direct or indirect. All of Person’s direct or indirect parent corporations, partners, Subsidiaries, and the officers, members, directors and partners of any of the foregoing and persons related by blood or marriage to any of the foregoing will be deemed to be a Person’s Affiliates for purposes of this Agreement.

13.3	“Amsbra” will mean Amsbra, Ltd.

13.4	“Attorneys Fees” will mean the reasonable value of the services (and all costs and expenses related thereto) of the attorneys (and all paralegals and other staff employed by such attorneys) employed by Lender from time to time to: (i) take any action in or with respect to any suit or proceedings (bankruptcy or otherwise) relating to the Collateral, this Agreement or the Notes; (ii) protect, collect, lease or sell, any of the assets of the Borrower or Guarantor; (iii) attempt to enforce any lien on any of such assets or to give any advice with respect to such enforcement; (iv) enforce any of Lender’s rights to collect any of the Obligations; (v) give Lender advice with respect to this Agreement, including but not limited to advice in connection with any default, workout or bankruptcy; (vi) prepare any amendments, restatements, amendments or waivers to this Agreement or any of the documents executed in connection with any of the Obligations.

13.5	“Bear Canada” will mean Build-A-Bear Workshop Canada, Ltd. a/k/a Build-A-Bear Workshop Canada, Inc..

13.6	“Bear Factory” will mean Bear Factory, Ltd.

13.7	“Bear France” will mean Build-A-Bear Workshop France, SAS.

13.8	“Bear Ireland” will mean Build-A-Bear Workshop Ireland, Ltd.

13.9	“Bear UK” will mean Build-A-Bear Workshop UK Holdings, Ltd. a/k/a Build-A-Bear Workshop UK, Ltd.

13.10	“Borrower on a consolidated basis” will mean Borrower, any Guarantors, any Subsidiary, and any other Person, the accounts of which would be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles.

13.11	“Borrowing Agent” will mean BABWI.

13.12	“Business Day” will mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Ohio.

13.13

“Cash Equivalents” will mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state, province or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

13.14	“Closing” will mean the execution and delivery of the documents listed on the Closing Memo.

13.15	“Closing Memo” will mean the Closing Memorandum between Borrower and Lender in connection with the transactions represented by this Agreement.

13.16	“Code” will mean the Internal Revenue Code of 1986, as amended from time to time.

13.17	“Collateral” will mean any property, real or personal, tangible or intangible, now or in the future securing the Obligations, including but not limited to the property covered by the Loan Documents.

13.18	“Compliance Certificate” will mean a compliance certificate in form and substance reasonably acceptable to Lender and demonstrating the compliance of Borrower with certain of the covenants set forth herein.

13.19	“Control” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

13.20	“Current Financial Statements” will mean the following financial statements: (a) Borrower’s audited balance sheet dated December 31, 2007 and statement of profit, loss and surplus for the fiscal year ended December 31, 2007; and (b) Borrower’s internally prepared balance sheet dated March 31, 2007 and statement of profit, loss and surplus for the period January 1, 2007 through March 31, 2007. For the purposes of any future date on which the representations and warranties contained in Section 4 hereof are deemed to be remade, the most current financial statements, tax returns or other documents with respect to Borrower or any Guarantor delivered to Lender pursuant to Section 5 above will be deemed the “Current Financial Statements”.

13.21	“Default Rate” will mean 4% per annum plus the highest rate of interest that would otherwise be in effect under any Note but not more than the highest rate permitted by applicable law.

13.22	“Default” will mean any event or condition that with the passage of time or giving of notice, or both, would constitute an Event of Default.

13.23	“Disclosure Schedule” will mean the Disclosure Schedule of Borrower dated as of the Effective Date and delivered by the Borrower to the Lender in connection with the Loan.

13.24	“Domestic Subsidiary” will mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

13.25	“EBITDA” will mean the sum of: (i) net income (or loss), as determined in accordance with generally accepted accounting principles; (ii) depreciation and amortization; (iii) interest; (iv) taxes. Other non-cash charges and extraordinary items including, but not limited to, gain or loss from the sale or disposition of capital assets, will be included or excluded at the sole discretion of the Lender.

13.26	“ERISA Affiliate” will mean any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and which is treated as a single employer under Section 414 of the Code.

13.27	“ERISA” will mean the Employee Retirement Income Security Act of 1974, or any successor statute, as amended from time to time.

13.28	“Event of Default” will mean any of the events listed in Section 7.

13.29	“Funded Debt” will mean all Indebtedness to financial institutions or commercial lenders.

13.30	“Guarantees” will mean the guarantees of all or any part of the Obligations, now existing or hereafter arising, whether on a full, limited or non-recourse basis and such term will include any person or entity that hypothecates or otherwise pledges any property to Lender in connection with any of the Obligations and will include any amendments thereto and restatements thereof.

13.31	“Guarantor(s)” will mean any Person that now or in the future delivers one or more Guarantees to Lender.

13.32	“Hazardous Substance Indemnity Agreement” will mean the Hazardous Substance Indemnity Agreement by Borrower in favor of Lender and dated as of the Effective Date, and all amendments thereto and restatements thereof.

13.33	“Hazardous Wastes”, “hazardous substances” and “pollutants or contaminants” will mean any substances, waste, pollutant or contaminant now or hereafter included with any respective terms under any now existing or hereinafter enacted or amended federal, state or local statute, ordinance, code or regulation, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”).

13.34	“Indebtedness” will mean, without duplication: (i) all obligations (including capitalized lease obligations) which in accordance with generally accepted accounting principles would be shown on a balance sheet as a liability; (ii) all obligations for borrowed money or for the deferred purchase price of property or services; and (iii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities.

13.35	“Investment” will mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions, or acquisitions of Indebtedness, equity, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles.

13.36	“Lender’s Affiliate” will mean any Person under common control or having similar equity holders owning at least ten percent (10%) thereof with Lender, whether such common control is direct or indirect. All of Lender’s direct or indirect parent corporations, sister corporations, and subsidiaries will be deemed to be a Lender’s Affiliate for purposes of this Agreement.

13.37	“Letter(s) of Credit” will mean each banker’s acceptance and/or letter of credit and all renewals, extensions and amendments thereto issued by Lender from time to time at the request and on the instructions of Borrower in accordance with any separate reimbursement agreement between Borrower and Lender or Lender’s Affiliate.

13.38	“Loan(s)” will mean any and all advances of funds under this Agreement or any of the Notes, including without limitation, the Revolving Credit Loan.

13.39	“Loan Documents” will mean this agreement and the agreements, pledges, mortgages, guarantees, or other documents delivered by Borrower, any Guarantor, any Subsidiary, or any other person or entity to Lender or Lender’s Affiliate previously, now or in the future related to the Obligations, including but not limited to those listed on the Closing Memo, and all amendments thereto and restatements thereof.

13.40	“Multiemployer Plan” will mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

13.41	“Note(s)” will mean any note, now or in the future, between Borrower and Lender, and will include any amendments made thereto and restatements thereof, extensions and replacements, including without limitation, the Revolving Credit Note.

13.42	“Obligations” will mean and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to Lender or any of Lender’s Affiliates, from Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, including but not limited to those arising under: (i) this Agreement, (ii) any International Swaps and Derivatives Association Master Agreement (“Master Agreement”), and including each Transaction (as such term is defined in the Master Agreement), as confirmed in the applicable confirmation of each such Transaction, (iii) any obligation of Borrower to Lender or any Lender’s Affiliate under any other interest rate swap, cap, collar, floor, option, forward, or other type of interest rate protection, foreign exchange or derivative transaction agreement, (iv) the Notes, (v) under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a Letter of Credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, participation, purchase, negotiation, discount or otherwise), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising and whether or not contemplated by Borrower or Lender or any Lender’s Affiliate on the Effective Date; and as to all of the foregoing, including any amendments, modifications, or superseding documents to each of the foregoing; and all charges, expenses, fees, including but not limited to reasonable Attorneys’ Fees, and any other sums chargeable to Borrower under any of the Obligations.

13.43	“PBGC” will mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

13.44	“Permitted Liens” will mean:

13.44.1	liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower has set aside on its books adequate reserves to the extent required by generally accepted accounting principles;

13.44.2	deposits under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

13.44.3	liens imposed by law, such as carrier’s, warehousemen’s or mechanics’ liens, incurred by Borrower in good faith in the ordinary course of business, and liens arising out of a judgment or award against Borrower with respect to which Borrower will currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

13.44.4	liens in favor of Lender;

13.44.5	reservations, exceptions, encroachments and other similar title exceptions or encumbrances affecting real properties which are shown on any title commitment provided to Lender and approved by Lender in writing;

13.44.6	statutory and consensual liens of landlords of Borrower, any Guarantor or Subsidiary; provided that Borrower has not breached Section 5.19 above and provided that all consensual liens shall be junior in priority to those of the Lender;

13.44.7	attachment, judgment, and similar liens provided that execution is effectively stayed pending a good faith contest;

13.44.8	liens by a bank on deposit accounts of Borrower that arise by operation of law, and that are otherwise in compliance with the terms of this Agreement;

13.44.9	purchase money security interests limited to the asset financed by Borrower and securing Indebtedness not in excess of $100,000 in the aggregate at any time; and

13.44.10	security interests arising as a result of lease transactions permitted by Section 6.1(d) and limited to the asset leased by Borrower.

13.45	“Person” will include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), any agency or political subdivisions thereof, or any other entity.

13.46	“Plan” will mean any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for employees of Borrower or any ERISA Affiliate.

13.47	“Reportable Event” will mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

13.48	“Revolving Credit Loan” will have the meaning set forth in Section 2.1.1 above.

13.49	“Subsidiaries” will mean, with respect to Borrower at any date, any Person, the accounts of which would be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other Person that is, as of such date, otherwise Controlled, by Borrower or one or more subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower.

13.50	“Subsidiary Guarantor” will mean each Subsidiary that becomes party to a Guarantee as a Subsidiary Guarantor and the permitted successors and assigns of each such Person.

13.51	“Tangible Net Worth” will mean the total of book net worth (including the sum of common stock, preferred stock, paid-in capital, subordinated debt and earned surplus) less capitalized organizational or closing costs, treasury stock, deferred leasing and financing costs, goodwill, and any other assets generally considered as intangible.

13.52	“Withdrawal Liability” will mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

13.53	All other terms contained in this Agreement and not otherwise defined herein will, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Ohio to the extent the same are defined therein.

14.	Borrowing Agency Provisions.

14.1	Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

14.2	The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to each Borrower and at its request. Lender shall incur no liability as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by or any Lender with respect to this Section 14 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

14.3	All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

14.4	Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrower or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

15.	General.

15.1

Indemnity. Borrower will indemnify, defend and hold harmless Lender, its directors, officers, counsel and employees, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and Attorneys’ Fees reasonably incurred), that Lender or any such indemnified party may incur arising under or by reason of this Agreement or any act hereunder or with respect hereto or thereto including but not limited to any of the foregoing relating to any act, mistake or failure to act in perfecting, maintaining, protecting or realizing on any collateral or lien thereon except the willful misconduct or gross negligence of such indemnified party. Without limiting the generality of the foregoing, Borrower agrees that if, after receipt by Lender of any payment of all or any part of the Obligations, demand is made at any time upon Lender for the repayment or recovery of any amount or amounts received by Borrower in payment or on account of the Obligations and Lender repays all or any part of such amount or amounts by reason of any judgment, decree or order of any court or administrative body, or by reason of any settlement or compromise of any such demand, this Agreement will continue in full force and effect and Borrower will be liable, and will indemnify, defend and hold harmless Lender for the amount or amounts so repaid. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Borrower in reliance upon such payment, and any such contrary action so taken will be without prejudice to Lender’s rights under this Agreement and will be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section will survive the expiration or termination of this Agreement.

15.2	Continuing Agreement. This Agreement is and is intended to be a continuing Agreement and will remain in full force and effect until the Loan is finally and irrevocably paid in full.

15.3	No Third Party Beneficiaries. Nothing express or implied herein is intended or will be construed to confer upon or give any Person, other than the parties hereto, any right or remedy hereunder or by reasons hereof.

15.4	No Partnership or Joint Venture. Nothing contained herein or in any of the agreements or transactions contemplated hereby is intended or will be construed to create any relationship other than as expressly stated herein or therein and will not create any joint venture, partnership or other relationship.

15.5	Waiver. No delay or omission on the part of Lender to exercise any right or power arising from any Event of Default will impair any such right or power or be considered a waiver of any such right or power or a waiver of any such Event of Default or any acquiescence therein nor will the action or inaction of Lender in case of such Event of Default impair any right or power arising as a result thereof or affect any subsequent default or any other default of the same or a different nature. No disbursement of the Loans hereunder will constitute a waiver of any of the conditions to Lender’s obligation to make further disbursements; nor, in the event that Borrower is unable to satisfy any such condition, will any such disbursement have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.

15.6	Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder will be in writing and will be conclusively deemed to have been received by a party hereto and to be effective if delivered personally to such party, or sent by facsimile transmission (followed by written confirmation) or by overnight courier service, or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or to such other address as any party may give to the other in writing for such purpose:

Lender:	U.S. BANK NATIONAL ASSOCIATION 425 Walnut Street, ML CN-WN-08 Cincinnati, Ohio 45202 Attention: Charles L. Thomas Facsimile: 513/632-2068

To Borrower:	c/o BUILD-A-BEAR WORKSHOP, INC. 1954 Innerbelt Business Center Drive St. Louis, Missouri 63114 Attention: Tina Klocke Facsimile: 888/813-5210

All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by facsimile transmission, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by certified or registered mail, on the third Business Day after the day on which deposited in the mail.

15.7	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided, however, that Borrower may not assign this Agreement in whole or in part without the prior written consent of Lender and Lender at any time may assign this Agreement in whole or in part.

15.8	Modifications. This Agreement, any Notes and the Loan Documents, and the documents listed on the Closing Memo, constitute the entire agreement of the parties and supersede all prior agreements and understandings regarding the subject matter of this Agreement, including but not limited to any proposal or commitment letters. No modification or waiver of any provision of this Agreement, any Note, any of the Loan Documents or any of the documents listed on the Closing Memo, nor consent to any departure by Borrower therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver or consent will in any event be effective unless the same is in writing and specifically refers to this Agreement, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

15.9	Remedies Cumulative. No single or partial exercise of any right or remedy by Lender will preclude any other or further exercise thereof or the exercise of any other right or remedy. All remedies hereunder and in any instrument or document evidencing, securing, guaranteeing or relating to any Loan or now or hereafter existing at law or in equity or by statute are cumulative and none of them will be exclusive of the others or any other remedy. All such rights and remedies may be exercised separately, successively, concurrently, independently or cumulatively from time to time and as often and in such order as Lender may deem appropriate.

15.10

Illegality. If fulfillment of any provision hereof or any transaction related hereto or of any provision of the Notes or the Loan Documents, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity; and if any clause or provisions herein contained other than the provisions hereof pertaining to repayment of the Obligations operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only will be void, as though not herein contained, and the remainder of this Agreement will remain operative and in full force and effect; and if such provision pertains to repayment of the Obligations, then, at the option of Lender, all of the Obligations of Borrower to Lender will become immediately due and payable.

15.11	Gender, etc. Whenever used herein, the singular number will include the plural, the plural the singular and the use of the masculine, feminine or neuter gender will include all genders.

15.12	Headings. The headings in this Agreement are for convenience only and will not limit or otherwise affect any of the terms hereof.

15.13	Time. Time is of the essence in the performance of this Loan Agreement.

15.14	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

15.15

Governing Law and Jurisdiction; No Jury Trial. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND BORROWER HEREBY AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN FRANKLIN COUNTY, OHIO, OR HAMILTON COUNTY, OHIO AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AT BORROWER’S ADDRESS SET FORTH HEREIN FOR NOTICES AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME HAS BEEN DEPOSITED IN U.S. MAILS, POSTAGE PREPAID; PROVIDED THAT NOTHING CONTAINED HEREIN WILL PREVENT LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY OR AGAINST BORROWER INDIVIDUALLY, OR AGAINST ANY PROPERTY OF BORROWER, WITHIN ANY OTHER STATE OR NATION. BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT, ANY DOCUMENTS EVIDENCING ANY OF THE OBLIGATIONS, OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH AGREEMENTS.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED LOAN AGREEMENT

Lender:
U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Charles L. Thomas
Charles L. Thomas
Vice President

Borrowers:
BUILD-A-BEAR WORKSHOP, INC., BUILD-A-BEAR WORKSHOP FRANCHISE HOLDINGS, INC., BUILD-A-BEAR RETAIL MANAGEMENT, INC.

By:	/s/ Maxine Clark
Maxine Clark
Chief Executive Officer

Borrower:
BUILD-A-BEAR ENTERTAINMENT, LLC,
By:	Build-A-Bear Retail Management, Inc., Sole Member

By:	/s/ Maxine Clark
Maxine Clark
Chief Executive Officer